                               AMENDMENT No. 1 TO
                      AMENDED AND RESTATED RIGHTS AGREEMENT

     This Amendment No. 1 to the Amended and Restated Rights Agreement (this "Amendment") is between VidaMed, Inc., a Delaware corporation (the "Company"), and Computershare Trust Company (the "Rights Agent"), effective as of December 5, 2001.

     A. The Company and the Rights Agent have entered into an Amended and Restated Rights Agreement, dated as of November 8, 2001 (the "Rights Agreement"). Capitalized terms used and not otherwise defined herein will have the meaning given in the Rights Agreement.

     B. Section 27 of the Rights Agreement provides that, prior to the Distribution Date, the Company may amend the Rights Agreement, including the definition of an Acquiring Person as set forth in Section 1(a) thereof, and that, upon any such amendment, the Rights Agent shall amend the Rights Agreement as the Company directs.

     C. The Company desires, and hereby directs the Rights Agent, to amend the Rights Agreement, and the Rights Agent agrees to such amendment, on the terms and conditions hereof.

     NOW, THEREFORE, the Company and the Rights Agent agree as follows:

1.   Representations and Warranties. The Company represents and warrants to
     ------------------------------
     the Rights Agent that:

     (a) to the best knowledge of the Company, the Distribution Date has not occurred prior to the effective date hereof; and

     (b) this Amendment is authorized pursuant to the requirements of Section 27 of the Rights Agreement.

     2.  Amendment of Section 1. Section 1 of the Rights Agreement is hereby
         ----------------------
     amended by adding the following new paragraph at the end of that Section:

          Notwithstanding anything in this Agreement to the contrary, none of Medtronic, Inc., a Minnesota corporation, VidaMed Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Medtronic, Inc., any of their Affiliates or Associates or any of their permitted assignees or successors (as contemplated in Section 9.6 of the Merger Agreement) shall be deemed an Acquiring Person or an Affiliate or Associate, and none of a Distribution Date, a Shares Acquisition Date, or a Triggering Event shall be deemed to occur or to have occurred, and that the Rights will not become separable, distributable, unredeemable or exercisable, in each such case, by reason or as a result of the approval, execution or delivery of the Merger Agreement, the consummation of the Merger (as defined in the Merger Agreement) or the consummation of the other agreements or transactions contemplated by the Merger Agreement.

     3.  Amendment of Section 1(q). Section 1(q) of the Rights Agreement is
         -------------------------
     hereby amended by deleting Section 1(q) in its entirety and substituting the following therefor:

          (q) "Expiration Date" shall mean the earliest to occur of: (i) the Close of Business on the Final Expiration Date, (ii) the Redemption Date as defined in Section 23 hereof, (iii) the time at which the Board of Directors of the Company orders the exchange of the Rights as provided in
     Section 24 hereof, or (iv) immediately prior to the Effective Time of the Merger (each as defined in the Merger Agreement).

4.   Amendment at Section 1(qq). Section 1 of the Rights Agreement is hereby
     --------------------------
     amended by adding the following new Section 1(qq) immediately after Section 1(pp):

          (qq) "Merger Agreement" means the Agreement and Plan of Merger dated December 5, 2001, by and among the Company, Medtronic, Inc. and VidaMed Acquisition Corp.

5.   Amendment of Section 13(g). Section 13(g) of the Rights Agreement is hereby
     --------------------------
     amended by deleting Section 13(g) in its entirety and substituting the following therefor:

          (g) Notwithstanding anything in this Agreement to the contrary, upon the consummation of any merger or other acquisition transaction involving the Company, pursuant to a merger or other acquisition agreement between the Company and any Person (or one or more of such Person's Affiliates or Associates), which agreement has been approved by the Board of Directors of the Company prior to any Person becoming an Acquiring Person, all Rights hereunder shall expire.

6.   Amendment at Section 13(h). Section 13 of the Rights Agreement is hereby
     --------------------------
     amended by adding the following as Section 13(h):

          (h) The provisions of this Section 13 shall similarly apply to successive mergers or consolidations or sales or other transfers.

7.   No Other Changes. Except as specifically amended by this Amendment, all
     ----------------
     other provisions of the Rights Agreement shall remain in full force and effect. This Amendment shall not constitute or operate as a waiver of, or estoppel with respect to, any provisions of the Rights Agreement by any party hereto.

8.   Counterparts. This Amendment No. 1 may be executed in one or more
     ------------
     counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

9.   Capitalized Terms. Capitalized terms used without other definition in this
     -----------------
     Amendment No. 1 to the Rights Agreement shall be used as defined in the Rights Agreement.

11.  Governing Law. This Amendment No. 1 to the Rights Agreement shall be deemed
     -------------
     to be a contract made under the laws of the State of Delaware and for all purposes will be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

12.  Effectiveness. This Amendment No. 1 to the Rights Agreement shall be
     -------------
     effective as of, and immediately prior to, the execution and delivery of the Merger Agreement, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

13.  Exhibits. Exhibits B and C to the Rights Agreement shall be deemed amended
     --------
     in a manner consistent with this Amendment No. 1 to the Rights Agreement.

     The Company and the Rights Agent have caused this Amendment to be duly executed on their behalf by their respective duly authorized representatives as of the date first written above.

VIDAMED, INC.                                    COMPUTERSHARE TRUST COMPANY


By:  /s/ Randy D. Lindholm                       By:  /s/ Kellie Gwinn
     -----------------------------                    --------------------------
Its: Chairman, President and Chief               Its: Vice President
     Executive Officer


                                                 By:  /s/ Jennifer Owens
                                                      --------------------------
                                                 Its: /s/ Vice President